UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
_______________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2015

Katy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05558	75-1277589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Rock Industrial Park Drive
Bridgeton, Missouri 63044
(Address of principal executive offices) (Zip Code)

(314) 656-4321
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 7, 2015, the Board of Directors (the “Board”) of Katy Industries, Inc. (the “Company”) accepted the retirement of William F. Andrews, a Class II director and Chairman of the Board. Mr. Andrews retired solely for personal reasons and there were no disagreements between him and the Company relative to his resignation.

On July 7, 2015, the Board appointed Richard A. (Rick) Mark to fill the vacancy on the Board created by the resignation of Mr. Andrews, to serve as a Class II director until the 2017 annual meeting of shareholders, and designated Mr. Mark Chairman of the Board. The Board also appointed Mr. Mark to the audit committee of the Board, to fill the vacancy on the audit committee created by the resignation of Mr. Andrews, after determining that Mr. Mark is independent within the meaning of SEC regulations and the listing standards of the New York Stock Exchange (“NYSE”), although the Company is not a listed company on the NYSE. Mr. Mark brings nearly 40 years of experience in public accounting with Deloitte & Touche LLP and Arthur Andersen LLP, including 20 years of mergers and acquisitions advisory work, as well as a broad range of corporate development, governance, and board of directors experience. During his career with Deloitte and Andersen, Mr. Mark advised corporate and private equity clients, including numerous blue-chip publicly-traded corporations. Mr. Mark retired from Deloitte effective May 30, 2015, following several years directing the corporate development function of Deloitte’s advisory business. Mr. Mark currently serves on the Board of Directors of Northwestern Memorial HealthCare as a Vice Chairman. Mr. Mark graduated from Nebraska Wesleyan University in 1975 and received a Master of Management degree from Northwestern University’s Kellogg Graduate School of Management in 1977.

On July 7, 2015, James W. Shaffer announced his retirement from his current position as Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, effective August 11, 2015. Mr. Shaffer has agreed to continue to serve the Company as an advisor through January 31, 2017, at a base salary of $25,583.33 per month, his current base salary, pursuant to an employment agreement. Consistent with its transition plan, the Company promoted Curt A. Kroll, the Company’s Vice President, Corporate Controller and Assistant Treasurer, as the Company’s Chief Financial Officer, Treasurer and Secretary effective August 11, 2015, in which capacity he will also serve as the Company's chief accounting officer. Mr. Kroll, age 36, has been a Vice President of the Company since January 2015, has been the Company’s Corporate Controller and Assistant Treasurer since March 2013, and was employed with Deloitte LLP for seven years until March 2013.

On July 7, 2015, in connection with his promotion to Chief Financial Officer, the Board approved a compensation package for Mr. Kroll that includes a base salary of $230,000 per year with a target incentive bonus of 50% of his base salary. Mr. Kroll’s compensation package will provide him with severance payments equal to 12 months of his base salary upon an involuntary termination without cause or a change in control, as each such term is defined in the related incentive and transition agreement. The employment terms also include provisions prohibiting Mr. Kroll from competing with the Company or soliciting its employees for a period of 12 months following the termination of his employment.

On July 7, 2015, the Company entered into an incentive and transition agreement with Brian G. Nichols, the Company’s Vice President of Human Resources, Risk Management and Legal Affairs. The agreement will provide Mr. Nichols with severance payments equal to 12 months of his base salary upon an involuntary termination without cause or a change in control, as each such term is defined in the related incentive and transition agreement. Mr. Nichols previously entered into an agreement prohibiting him from competing with the Company or soliciting its employees for a period of 12 months following the termination of his employment.

The descriptions of the agreements set forth above are qualified in their entirety by the full text of the agreements, copies of which are filed herewith as Exhibits 99.1, 99.2, 99.3, 99.4, and 99.5, and incorporated by reference.

Item 9.01           Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Employment Agreement with James W. Shaffer, dated July 7, 2015 and effective August 11, 2015.

99.2	Employment Offer Letter with Curt A. Kroll, dated July 7, 2015.

99.3	Incentive and Transition Agreement with Curt A. Kroll, dated July 7, 2015.

99.4	Employee Non-Competition, Non-Solicitation and Confidential Information Agreement with Curt A. Kroll, dated July 7, 2015.

99.5	Incentive and Transition Agreement with Brian G. Nichols, dated July 7, 2015.

99.6	Press release issued by Katy Industries, Inc. on July 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.
(Registrant)

By: /s/ James W. Shaffer
James W. Shaffer
Vice President, Treasurer and Chief Financial Officer

Date: July 7, 2015

Index of Exhibits

Exhibit No.	Description

99.1	Employment Agreement with James W. Shaffer, dated July 7, 2015 and effective August 1, 2015.

99.2	Employment Offer Letter with Curt A. Kroll, dated July 7, 2015.

99.3	Incentive and Transition Agreement with Curt A. Kroll, dated July 7, 2015.

99.4	Employee Non-Competition, Non-Solicitation and Confidential Information Agreement with Curt A. Kroll, dated July 7, 2015.

99.5	Incentive and Transition Agreement with Brian G. Nichols, dated July 7, 2015.

99.6	Press release issued by Katy Industries, Inc. on July 8, 2015.